A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
1105 W. Francis, Suite A
Spokane, Washington 99205

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-153328 on Form S-8 of Timberline Resources Corporation, Registration Statement No. 333-161318 on Form S-3 and Registration Statement Nos. 333-157607 and 333-148336 on Form S-1 of our report dated December 4, 2009, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 2009 annual report on Form 10K of Timberline Resources Corporation.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
December 8, 2008